Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-112547 on Form S-8 of Church & Dwight Co., Inc. of our report dated June 27, 2014 appearing in the Annual Report on Form 11-K of the Church & Dwight Co., Inc. Savings & Profit Sharing Plan for Hourly Employees as of December 31, 2013 and 2012 and for the year ended December 31, 2013.

/s/ CohnReznick LLP

Roseland, New Jersey

June 27, 2014